EXHIBIT 4





                         BOISE CASCADE CORPORATION
                      KEY EXECUTIVE PERFORMANCE PLAN
                          FOR EXECUTIVE OFFICERS

                  (As Amended Through December 10, 1998,
                        and Restated July 19, 1999)

                         BOISE CASCADE CORPORATION
           KEY EXECUTIVE PERFORMANCE PLAN FOR EXECUTIVE OFFICERS


     1. Purpose of the Plan. The Boise Cascade Corporation Key Executive Performance Plan for Executive Officers (the "Plan") is designed to recognize the contribution made by Executive Officers in optimizing the long-term value to the shareholders of Boise Cascade Corporation (the "Company") and to provide Plan participants with an opportunity to supplement their retirement income through deferrals of awards made under the Plan. The Plan is intended to be subject to and comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA) , and is an unfunded plan providing deferred compensation for a select group of senior management or highly compensated employees.

     2. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:

          2.1 "Award" or "Corporate Performance Award" shall mean a payment made under the Plan, or a payment earned but deferred according to the terms of a Participant's deferral election under Section 8 of this Plan, based on the Corporate Performance Award Criteria ("Criteria") and/or the Division or Location Performance Measures ("Measures") applicable to the Award Period for which the Award is made. Within 90 days of the beginning of each Award Period, the Committee shall establish the specific Criteria and/or Measures to be achieved by the Company in order for Participants to earn a Corporate Performance Award. The Committee shall establish a mathematical formula pursuant to which an Award, equal to a specified percentage of a Participant's salary, shall be earned upon the attainment of specific levels of the applicable Criteria and/or Measures. This formula may take into account Criteria and/or Measures achieved in prior Award Periods. The Criteria and/or Measures and formula, once established, shall continue for subsequent Award Periods unless modified by the Committee. The Criteria and/or Measures applicable to an Award Period, and the formula pursuant to which Award amounts shall be determined, shall be selected and published within 90 days from the beginning of the Award Period. No Award may be paid to a Participant in excess of $2.5 million for any single Award Period. In the event an Award is earned under the Criteria and/or Measures in effect for an Award Period in excess of $2.5 million, the amount of the Award in excess of this amount shall be deferred in accordance with Section 8 of this Plan.

          2.2 "Award Period" shall mean a period of one year, commencing each January 1 and ending on the following December 31.

          2.3 "Base Salary" shall mean a Participant's annual pay rate at the end of the Award Period without taking into account (i) any deferrals of income, (ii) any incentive compensation, or (iii) any other benefits paid or provided under any of the Company's other employee benefit plans.

          2.4 "Capital" shall mean the net investment employed in the operations of the Company, adjusted for LIFO inventory, present value of operating leases, goodwill amortization, major capital projects, and major nonrecurring adjustments.

          2.5 "Capital Charge" shall mean the deemed opportunity cost of employing Capital for the Company calculated as follows: Capital Charge = average Capital x Pretax Required Rate of Return.

          2.6 "Change in Control" shall mean a Change in Control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor provisions, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

                (a) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

                (b) The following individuals cease for any reason to constitute at least 66 2/3% of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election, or nomination for election was previously so approved (the "Continuing Directors"); or

                (c) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation or approve the issuance of voting securities of the Company in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than
(i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 66 2/3% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its subsidiaries other than in connection with the acquisition by the Company or its subsidiaries of a business) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or

                (d) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 66 2/3% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

                Notwithstanding the foregoing, any event or transaction which would otherwise constitute a Change in Control of the Company (a "Transaction") shall not constitute a Change in Control of the Company if, in connection with the Transaction, a Participant participates as an equity investor in the acquiring entity or any of its affiliates (the "Acquiror").
 For purposes of the preceding sentence, a Participant shall not be deemed to have participated as an equity investor in the Acquiror by virtue of
(i) obtaining beneficial ownership of any equity interest in the Acquiror as a result of the grant to a Participant of an incentive compensation award under one or more incentive plans of the Acquiror (including but not limited to the conversion in connection with the Transaction of incentive compensation awards of the Company into incentive compensation awards of the Acquiror), on terms and conditions substantially equivalent to those applicable to other executives of the Company immediately prior to the Transaction, after taking into account normal differences attributable to job responsibilities, title, and the like; (ii) obtaining beneficial ownership of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other stockholders of the Company; or (iii) having obtained an incidental equity ownership in the Acquiror prior to and not in anticipation of the Transaction.

                For purposes of this section, "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                For purposes of this section, "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

          2.7 "Committee" shall mean the Executive compensation Committee of the board of directors of the Company.

          2.8 "Corporate Performance Award Criteria" shall mean the attainment of specified levels of Return on Equity ("ROE"), Return on Total Capital ("ROTC"), Economic Value Added ("EVA"), Earnings Per Share ("EPS"), and/or Net Income ("NI") selected by the Committee.

          2.9 "Deferred Compensation and Benefits Trust" shall mean the irrevocable trust established by the Company with an independent trustee for the benefit of persons entitled to receive payments or benefits hereunder, the assets of which trust will be subject to claims of the Company's creditors in the event of bankruptcy or insolvency.

                The Deferred Compensation and Benefits Trust shall contain the following provisions:

                (a) If a Change in Control of the Company does not occur within one year after the Potential Change in Control, the Company may reclaim the assets transferred to the trustee subject to the requirement that it be again funded upon the occurrence of another Potential Change in Control.

                (b) Upon a Change in Control, the assets of the Deferred Compensation and Benefits Trust shall be used to pay benefits under this Plan, except to the extent such benefits are paid by the Company, and the Company and any successor shall continue to be liable for the ultimate payment of those benefits.

                (c) The Deferred Compensation and Benefits Trust will be terminated upon the exhaustion of the trust assets or upon payment of all the Company's obligations.

                (d) The Deferred Compensation and Benefits Trust shall contain other appropriate terms and conditions consistent with the purposes sought to be accomplished by it. Prior to a Change in Control, the Deferred Compensation and Benefits Trust may be amended from time to time by the Company, but no such amendment may substantially alter any of the provisions set out in the preceding paragraphs.

          2.10 "Division or Location Performance Measures" shall mean the attainment by division(s) and/or location(s) (at the division and/or location level) of specified levels of Pretax Return on Total Capital ("PROTC"), EVA, safety, quality, costs, operating efficiency, sales, production, and/or product mix as determined by the Committee.

          2.11 "Earnings Per Share" shall mean the Company's Net Income and excluding preferred dividends, divided by average shares outstanding as reported in the Company's published financial statements, and adjusted for major nonrecurring and nonoperating expense and income items, as determined by the Committee, based on the facts and circumstances involved. Earnings Per Share shall be on a fully diluted basis if required to be reported on this basis under generally accepted accounting principles; otherwise, Earnings Per Share shall be primary Earnings Per Share.

          2.12 "Economic Value Added" shall mean the excess NOPBT that remains after subtracting the Capital Charge, expressed as follows:
EVA = NOPBT - Capital Charge

          2.13 "Executive Officers" shall mean the Company's Chief Executive Officer, President, and any Executive Vice President, Senior Vice President, Vice President and the Corporate Secretary, Treasurer, or Controller of the Company.

          2.14 "Net Income" shall mean the Company's income after taxes as reported in the Company's published financial statements for the applicable Award Period. Net Income shall be adjusted for major nonrecurring and nonoperating income or expense items, as determined by the Committee, based on the facts and circumstances involved.

          2.15 "Net operating Profit Before Tax" ("NOPBT) shall mean the before tax operating income of the Company for the Award Period.

          2.16 "Participant" shall mean a person who is an Executive Officer of the Company at the beginning of an Award Period or who is elected an Executive Officer by the Company's Board of Directors (the "Board") during an Award Period who is identified by the Company and Committee as being eligible to be a Participant for such Award Period and who timely signs and returns to the Company a participation letter (or similar document) in such form as is approved by the Company.

          2.17 "Potential Change in Control of the Company" shall be deemed to have occurred if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company; (ii) the Company or any Person publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; (iii) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 9.5% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities; or (iv) the Board adopts a resolution to the effect that a Potential Change in Control of the Company has occurred.

                For purposes of this section, "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                For purposes of this section, "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

          2.18 "Pretax Required Rate of Return" (also commonly known as the "cost of capital") shall mean the pretax required rate of return percentage including adjustment for business risk and for debt to equity structure, as determined by the Committee for the Award Period.

          2.19 "Retirement" shall mean termination of employment with the Company, other than as the result of death, total and permanent disability, or for "Disciplinary Reasons" (as that term is used for purposes of Corporate Policy 10.2) on or after attainment of age 55 with ten or more Years of Service as defined in the Company's Pension Plan for Salaried Employees.

          2.20 "Return on Equity" shall mean the Company's Net Income, divided by average shareholders' equity.

          2.21 "Return on Total Capital" shall be the Company's Net Income divided by the average Total Capital, as reported in the Company's published financial statements for the applicable Award Period.

          2.22 "Stock Unit" shall mean a notional account unit equal in value to one share of the Company's common stock.

     3. Determination of Awards. As soon as practical after the conclusion of each Award Period, the Committee shall review and evaluate the Corporate Performance Award Criteria applicable to the Award Period in light of the Company's performance measured in accordance with such criteria, and shall determine whether the criteria have been satisfied. If satisfied, the Committee shall so certify in a written statement, and shall apply the criteria to determine the percentage amount of the Award for each Participant.

     4. Payment of Awards. Payment of Awards, less withholding taxes, shall be made to Participants as soon as practical following the Committee's certification that the applicable Award Criteria have been satisfied and upon determination of the amount of each Award. Funding of Awards under this Plan shall be out of the general assets of the Company. Payment of Awards for which a deferral election has been made by a Participant pursuant to Section 8 hereof shall be made in accordance with the Participant' s deferral election. Notwithstanding the foregoing, no payments shall be made under this Plan unless the material terms of the Plan have been approved by a majority vote of the Company's shareholders voting with respect to such matters.

     5. Administration and Interpretation of the Plan. The Committee shall have the sole discretion, responsibility, and authority to carry out all actions with respect to administration and interpretation of the Plan.
 Any interpretation by the Committee shall be final and binding on the Participants. The Committee shall have sole discretion to determine any and all questions of fact relating to or arising in connection with the Plan, including but not limited to questions of eligibility and benefits under the Plan. The Committee shall have sole discretion to construe any and all terms or conditions of the Plan and to make determinations and administrative decisions regarding the intent, meaning, application, and effect of any and all aspects of the Plan. The Committee may adopt such rules and regulations relating to the Plan as it may deem necessary for the administration of the Plan. The Committee may delegate its responsibilities hereunder to Company employees, advisors, or other persons who are not members of the Committee, and may rely upon information or opinions of legal counsel or experts selected to render advice with respect to the Plan. Any delegate of the Committee hereunder shall have the absolute discretionary authority vested in the Committee with respect to such delegated responsibilities unless limited in writing by the Committee.

     6. Participation in the Plan. Executive officers of the Company may become Participants in accordance with the terms of the Plan at any time during the Award Period, as provided in Section 2.16. If an Executive Officer becomes a Participant at any time other than at the commencement of an Award Period, the amount of his or her Award under the Corporate Performance Award Criteria of the Plan shall be prorated on the basis of the number of days during the Award Period that he or she is a Participant compared to the total number of calendar days in the Award Period.

          At such time as an Executive Officer becomes a Participant in this Plan, he or she shall be eligible to be a Participant in all subsequent Award Periods under the Plan until he or she ceases to be an Executive Officer of the Company, his or her employment with the Company terminates, he or she is excluded from participation by the Committee, or he or she fails to sign a participation letter as provided in Section 2.16.

          If a person becomes a Participant under this Plan and is also a Participant under the Company's Key Executive Performance Plan for Key Executives or any similar incentive plan for the same Award Period, such Participant will also be eligible to receive a pro rata Award under the Key Executive Performance Plan for Key Executives or such other plan, in accordance with the terms of such plan, at the end of the Award Period.

     7. Treatment of Awards Upon Retirement, Disability, Death, Reassignment or Termination. A Participant who (a) retires (including early retirement as defined under the Company's qualified pension plan for salaried employees and retirement under the Company's Supplemental Early Retirement Plan for Executive Officers), (b) becomes totally disabled,
(c) dies, or (d) terminates employment as a direct result of the sale or permanent closure of a division or facility of the Company, or as a direct result of a merger, reorganization, sale, or restructuring of all or part of the Company, will cease to be a Participant in the Plan as of the day of the occurrence of such event. In this event, the Participant (or his or her designated beneficiary or estate in the case of death) shall receive a pro rata Award under the Plan (if one is paid), based on the number of days during the Award Period the person was a Participant in the Plan compared to the total number of days in the Award Period. This prorated Award shall be paid to the Participant (or his or her designated beneficiary or estate in the case of death) as soon as practical after the conclusion of the Award Period. Any award to be paid pursuant to clause (d) above shall be calculated based on the corporate Performance Award Criteria applicable to the Award Period through the date of the occurrence of such event, and shall be calculated as though such event had not occurred.

          If a Participant is excluded from participation by decision of the Committee during an Award Period, the Participant shall cease participation as of the date of such decision and shall receive a prorated Award for the Award Period (if one is paid). The calculation and payment of this prorated award will be made in the same manner as that of a Participant who has retired, become permanently disabled, or died.

          Participants who otherwise terminate their employment with the Company during an Award Period, whether voluntarily or involuntarily, with or without cause, shall not be eligible to receive any Award for the Award Period, unless payment of an Award to such Participant is approved by the Committee.

     8. Deferral of Awards. A Participant may elect to defer receipt of all or any portion of any Corporate Performance Award made under the Plan to a future date as provided in this Section 8, provided the amount to be so deferred exceeds $2,000. A Participant who has earned an Award in excess of $2.5 million for an Award period shall be required to defer the portion of the Award which exceeds $2.5 million. If a Participant timely elects to defer receipt of all or a portion of his or her Award, the amount of such deferred Award will be credited to an account on the Company's books maintained for the executive for purposes of this Plan (the "Deferred Bonus Account"). Notwithstanding Section 6 of this Plan, if a Participant has made a deferral election under this or any other Company incentive plan for a plan year, the deferral election shall be applied to all incentive plan Awards for the plan year and all amounts so deferred shall be credited to the Deferred Bonus Account under this Plan and subject to the terms of this Section 8. Deferred Bonus Accounts shall not be funded and shall represent unfunded and unsecured obligations of the Company. Participants shall be unsecured general creditors of the Company with respect to such Deferred Bonus Accounts.

          8.1 Eligible Participants may elect to defer receipt of their Award (if any) for any Award Period, in accordance with and subject to the following:

                (a) Prior to September 30 of the Award Period for which a deferral election is to be effective, the Participant must sign and return to the Company a completed Deferral Election Form, which shall specify
(1) the percentage or amount of the Award to be deferred; (2) the form of payment (lump sum or installment) applicable to the Award; and (3) the date on which payment of the deferred Award is to commence. Elections hereunder shall be irrevocable except as otherwise provided in the Plan.

                (b) The Participant's Deferred Bonus Account will be credited, in accordance with the Participant's election, with either
(A) the amount of the deferral plus nominal interest accruing thereon from the effective date of the deferral at a rate determined annually by the Company (which shall not be less than the prime rate offered by the Bank of America NT & SA each January 1 (an "Interest Account") or (B) Participant Stock Units in the amount of the deferral, plus Company Matching Stock Units and Dividend Equivalent Stock Units as described below (a "Stock Unit Account").

                     (1) An election to have a Deferred Bonus Account credited with Stock Units must be made by the Participant no later than January 31 of the year in which payment of the Award would be made absent a deferral election. If a Participant timely elects to have his or her Deferred Bonus Account credited with Stock Units, the Participant's Deferred Bonus Account shall be credited, on the date on which the Award would otherwise have been paid pursuant to the Plan, with the number of Stock Units equal to (A) 100% of the amount of such deferred compensation ("Participant Stock Units") plus (B) 25% of the amount of such deferred compensation ("Company Matching Stock Units"), with each Stock Unit value based on the closing price of the Company's common stock on the New York Stock Exchange ("NYSE") on that date (or, if the common stock is not traded on the NYSE on such date, on the immediately preceding trading day). Each Stock Unit in a Participant's Deferred Bonus Account shall thereafter have a value equal to the market value of one share of the Company's common stock. Except as provided in subparagraphs (4) and (5) hereof, Stock Units must be held for a minimum period of six months from the date on which such Stock Units are first credited to the Participant's account. Stock Units may not be sold, transferred, assigned, alienated, or pledged by any Participant.

                     (2) On each dividend payment date for the common stock, additional Stock Units shall be credited to each Participant's Deferred Bonus Account ("Dividend Equivalent Stock Units"). Dividend Equivalent Stock Units shall (A) be equal in value to the imputed dividend on each Stock Unit credited to the Participant's account as of the record date for such dividend; (B) be allocated, as appropriate, to either the Participant Stock Units or the Company Matching Stock Units credited to the Participant's Deferred Bonus Account; and (C) vest in accordance with the vesting of the underlying Stock Units to which they are allocated.

                     (3) A Participant shall be fully vested in his or her Participant Stock Units, including allocated Dividend Equivalent Stock Units, at all times. Vesting in Company Matching Stock Units, including allocated Dividend Equivalent Stock Units, shall be as follows: (A) 100% upon the Participant's death, permanent and total disability, or Retirement; (B) 100% upon a Change in Control; (C) 100% upon the Participant's involuntary termination (other than a termination for "Disciplinary Reasons" as that term is used in Corporate Policy 10.2) or termination as a direct result of the sale or permanent closure of a facility, operating unit, or division of the Company; or (D) in any other case, 20% (cumulative) on each anniversary of the date the Participant's account was first credited with Stock Units under this Plan.

                     (4) Upon the occurrence of a Potential Change in Control, shares of Common Stock equal to the number of Stock Units in all Participants' Deferred Bonus Accounts shall be transferred to the Trustee of the Deferred Compensation and Benefits Trust to be held in accordance with the terms of that Trust and this Plan. Upon a Change in Control, all Stock Units credited to a Participant's Deferred Bonus Account shall be converted to Stock Units of equivalent value payable in the common stock of the successor entity to the Company, as follows: if the Change in Control involves the merger or sale of the entire Company or a tender offer for all the outstanding Common Stock, conversion shall be at the conversion, sale, or exchange price applicable to the Common Stock in connection with such Change in Control. Shares of Common Stock held by the Trustee shall be converted to shares of common stock of the successor entity (if any) at the same conversion value as described in this subsection. Following a Change in Control and after public disclosure of at least 30 days financial results of the consolidated entity, each Participant may elect, at any time or from time to time, to convert all or any portion of his or her Stock Unit Account to a dollar equivalent and have such amount credited to the Interest Account in the Participant's Deferred Bonus Account. If a Participant makes such an election, the Trustee shall sell, into the open market, shares of stock attributable to such Participant's Deferred Bonus Account as previously acquired and held pursuant to this subsection, and shall hold, invest, and reinvest the proceeds of such sale in accordance with the terms of the Deferred Compensation and Benefits Trust. If the Change in Control does not involve the merger or sale of the entire Company or a tender offer for all the outstanding Common Stock, Stock Units shall be converted to a dollar equivalent at the highest trading price of the Company's Common Stock during the 20-day period immediately preceding the date of the Change in Control and credited to the Participants' Interest Account(s).

                     (5) If the Participant's Deferred Bonus Account is credited with Stock Units, the Participant shall be paid the value of all vested Stock Units in his or her Deferred Bonus Account in accordance with the Participant's election under Section 8.1(a) above and in the form of the Company's Common Stock (or, if applicable, in accordance with
subsection (4) above).   Such payment shall be consistent with the payment
election made by the Participant pursuant to Section 8.1(a) above. If a Participant's Deferred Bonus Account is credited with Stock Units and the Participant terminates employment and is eligible for a distribution but shares of Common Stock are not then available for distribution, the Company may elect, in its sole discretion, to delay the distribution until such shares become available.

                (c) If any payment is made from an executive's Deferred Bonus Account during a year, interest or Dividend Equivalent Stock Units, as appropriate, will be credited to the account on the portion so paid up to the end of the month preceding the month in which payment occurs.

                (d) An executive's Deferred Bonus Account for a given Plan year will be paid to the executive in a lump sum on one of the following dates:

                     (1) The date selected by the executive in the applicable Deferral Agreement, or

                     (2) January 1 of the year following the executive's normal or early retirement if no earlier date has been selected previously by the executive.

                     In lieu of lump-sum payment, an executive may elect to receive payment in consecutive equal annual installments over a period not exceeding ten years commencing with the date the executive selects in the applicable Deferral Agreement.

                (e) Earlier payment of Deferred Bonus Account balances will be made only in accordance with Plan provisions permitting hardship or other early withdrawals, waiting periods, and account limitations, and penalties will apply as set forth in the Plan.

                (f) Any amounts deferred shall not be considered as compensation for pension purposes or for purposes of the Company's Savings and Supplemental Retirement Plan. However, any resulting reduction in a Participant's pension benefit will be provided from the Company's unfunded supplemental pension plan.

          8.2 Except as otherwise provided herein, election to defer payment of an award is irrevocable.

          8.3 If an executive terminates for any reason other than retirement or death, the Company will pay to such terminated employee his or her Deferred Bonus Account in full in the month following the month of termination. The amount of such Deferred Bonus Account to be distributed will be determined in accordance with paragraph 8.1.b.

          8.4 If an executive terminates because of death or if an executive dies after his or her normal or early retirement and there is an unpaid balance in his or her Deferred Bonus Account, the executive's Deferred Bonus Account or unpaid balance thereof will be paid by the Company to the executive's designated beneficiary or beneficiaries in the month following the month in which the executive's death occurs. The amount of such Deferred Bonus Account or unpaid balance thereof to be distributed will be determined in accordance with paragraph 8.1.c.

          8.5 An executive must designate the beneficiary or beneficiaries who are to receive his or her Deferred Bonus Account in the event of the executive's death. The beneficiary designation shall be made on the Beneficiary Designation form and may be changed at any time upon written notice to the Company. If an executive has not designated a beneficiary or beneficiaries or if all the designated beneficiaries are deceased, the Deferred Bonus Account will be paid to the executive's estate.

          8.6 Distributions of Interest Accounts may be made in accordance with the provisions of this Section 8, notwithstanding a Participant's Deferral Election Form.

                8.6.1 Hardship Termination and Distribution. In the event of serious and unanticipated financial hardship, a Participant may request a lump-sum distribution of all or a portion of his or her Interest Account balance. The Participant making a hardship distribution request under this section shall document, to the Company's satisfaction, that distribution of his or her Interest Account is necessary to satisfy an unanticipated, immediate, and serious financial need and that the Participant does not have access to other funds, including proceeds of any loans sufficient to satisfy the need. Upon receipt of a request under this section, the Company may, in its sole discretion, distribute all or a portion of the Participant's account balance in a lump sum, to the extent such distribution is necessary to satisfy the financial need. The Participant shall sign all documentation requested by the Company relating to any such distribution, and any Participant who receives a hardship distribution under this paragraph may not make deferrals of Awards for a minimum of 12 months following the date of any distribution.

                8.6.2 Early Distribution with Penalty. Notwithstanding any provision in this Plan to the contrary, a Participant or beneficiary may, at any time, request a single lump-sum payment of the amount credited to an Interest Account or accounts of the Participant under the Plan. The amount of the payment shall be equal to (i) the Participant's accumulated Interest Account balance under the Plan as of the payment date, reduced by
(ii) an amount equal to 10% of such accumulated account balance. This lump-sum payment shall be subject to withholding of federal, state, and other taxes to the extent applicable. This request must be made in writing to the Company. The lump-sum payment shall be made within 30 days of the date on which the Company receives the request for the distribution. If a request is made under this provision, the Participant shall not be eligible to participate in any nonqualified deferred compensation plan maintained by the Company, including the deferral option under this Plan, for a period of 12 months after such request is made. In addition, in this event, any deferred compensation agreement under any nonqualified deferred compensation plan of the Company shall not be effective with respect to compensation payable to the Participant during this 12-month period.

                8.6.3 Distribution Upon Extraordinary Events. In the event any Participant who has reached retirement age terminates employment with the Company as a direct result of the sale or divestiture of a facility, operating division, or reduction in force in connection with any reorganization of the Company's operations or staff, such Participant may request distribution of his or her entire Interest Account balance. Upon receipt of such a request for distribution under this section, the Company may, in its sole discretion, elect whether to approve or deny the request.
 If the Company approves a request under this section, distribution of the Participant's account shall occur no later than the January 1 of the year following the year during which such termination of employment occurs.

                8.6.4 Small Account Distributions. In the event a Participant terminates employment with the Company for any reason and the Participant's benefit under this Plan is less than either (i) $5,000 in lump sum present value, calculated in accordance with reasonable assumptions, or (ii) the monthly payment under the benefit payment option selected by the Participant is less than $75 per month, such Participant may request distribution of his or her entire account balance. Upon receipt of a request for distribution under this section, the Company may, in its sole discretion, elect whether to approve or deny the request. If the request is approved, the Company shall close the Participant's account and distribute the Participant's entire account balance in a single lump sum. Any distribution under this paragraph shall be made no later than January 1 of the year following the year in which such termination of employment occurs.

          8.7 A Participant who has previously submitted an election regarding payment of a Deferred Bonus Account and who subsequently wishes to change that election may submit a written request to change the election to Boise Cascade. Such request must specify, subject to the limits of the Plan, (i) either a lump-sum payment or annual installments and (ii) a date at least one year later than the date originally elected for such payments to commence and terminate. Such requests must be received by the Company at least 30 days prior to January 1 of the year in which the executive previously elected to have the payments commence. Boise Cascade, in its sole and absolute discretion, may accept or reject such application. No change will be permitted that would allow payment of a deferral Award earlier than originally elected.

          8.8 Once an award is made to an executive, it cannot be revoked or modified by the Company and will be paid in accordance with the election made and in accordance with the terms of this Plan.

          8.9 The Deferred Bonus Account of an executive, or any part thereof, shall not be assignable or transferable by an executive, either before or after normal or early retirement, other than to a properly designated beneficiary or beneficiaries or by will or the laws of descent and distribution. During the lifetime of an executive, payments of a Deferred Bonus Account will be made only to the executive.

          8.10 An executive who takes early retirement at the request of the Company may, on that account, change any outstanding deferral election under this Plan at any time between the date on which he or she is so requested to take retirement and the effective date of such early retirement.

          8.11 The Company believes, but does not represent or guarantee, that a deferral election made in accordance with the terms of the Plan is effective to defer the receipt of taxable income. Each executive should consider his or her own financial situation and tax implications prior to electing to defer an Award. Deferral elections are at the sole discretion of each executive and the Company makes no representation regarding the tax or legal consequences of such deferral elections. Executives should consult an attorney or an accountant familiar with the federal income and estate tax laws, as well as their local laws, regarding the tax implications of a deferred Award in their individual cases.

          8.12 This deferral option applies only to Participants in those countries where tax statutes recognize voluntary compensation deferral programs that are consistent with the terms of this Plan.

          8.13 Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable right, interest, or claim in any property or assets of the Company. Such assets of the Company shall not be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns or held in any way as collateral security for the fulfilling of obligations of the Company under this Plan. Any and all Company assets shall be and remain the general, unpledged, unrestricted assets of the Company. The Company's obligation under this Plan shall be an unfunded and unsecured promise of the Company to pay money in the future.

     9. Deferred Compensation and Benefits Trust. Upon the occurrence of any Potential Change in Control of the Company, the Company shall transfer to the Deferred Compensation and Benefits Trust an amount of cash, marketable securities, or other property acceptable to the trustee(s) equal in value to 105% of the amount necessary to pay the Company's obligations under this Agreement, calculated on an actuarial basis and in accordance with the terms of the Trust (the "Funding Amount"), provided, however, the Company shall transfer shares of its common stock equivalent in number to the number of Stock Units credited to Participants under Section 8.1 hereof in lieu of transferring cash or other property in satisfaction of its funding obligations under this Section 9. The cash, marketable securities, and other property so transferred shall be held, managed, and disbursed by the trustee(s) subject to and in accordance with the terms of the Trust.
In addition, from time to time the Company shall make any and all additional transfers of cash, marketable securities, or other property acceptable to the trustee(s) as may be necessary in order to maintain the Funding Amount with respect to this Plan.

     10.  Miscellaneous.

          10.1 Assignability. A Participant's right and interest under the Plan may not be assigned or transferred, except in the event of the Participant's death, in which event such right and interest shall be transferred to his or her designated beneficiary, or in the absence of a designation of beneficiary, by will or in accordance with the laws of descent and distribution of the state of the Participant's principal residence at the time of death.

          10.2 Employment Not Guaranteed. Neither this Plan nor any description of benefits, company policy or practice, or any action taken hereunder creates a contract of employment, and shall under no circumstances be construed as giving a Participant a right to be or remain as an Executive Officer or an employee of the Company for any period. Any Executive Officer or Participant is employed solely at the will of the Company, and his or her employment may be terminated at any time by the Company, with or without cause or reason, notwithstanding any provision in this Plan, any description of benefits, or any company policy or practice which may be construed to the contrary.

          10.3 Taxes. The Company shall deduct from all Corporate Performance Awards or Individual Performance Awards all applicable federal and state taxes required by law to be withheld from such Corporate Financial Performance Awards or Discretionary Individual Performance Awards. Participants may, upon written request to the Company, request additional amounts to be withheld from any Award.

          10.4 Construction and Jurisdiction. The Plan shall be construed according to the laws of the state of Idaho. In the event any lawsuit or legal action is brought, by any party, person, or entity regarding this Plan, benefits hereunder, or any related issue, such action or suit may be brought only in Federal District Court in the District of Idaho.

          10.5 Form of Communication. Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Committee or Company shall be made in writing and in such form as the Company shall prescribe. Such communication shall be effective upon its receipt by the Company, if sent by first-class mail, postage prepaid and addressed to Manager of Executive Compensation, Boise Cascade Corporation, 1111 West Jefferson Street (83702), P.O. Box 50, Boise, Idaho 83728-0001.

     11. Amendment and Termination. The Committee may amend or terminate the Plan, at any time, provided that the Committee may not amend or terminate the Plan so as to adversely affect any benefits earned or accrued by Participants prior to the date of the amendment or termination. All actions of the Committee in this regard shall be evidenced by a duly adopted resolution or consent action of the Committee.

     12. Claims Procedure. Claims for benefits under the Plan shall be filed in writing, within 90 days after the event giving rise to a claim, with the Company's Manager of Executive Compensation, who shall have absolute discretion to interpret and apply the Plan, evaluate the facts and circumstances, and make a determination with respect to such claim in the name and on behalf of the Committee. Such written notice of a claim shall include a statement of all facts believed by the Participant to be relevant to the claim and shall include copies of all documents, materials, or other evidence that the Participant believes relevant to such claim. Written notice of the disposition of a claim shall be furnished the claimant within 90 days after the application is filed. This 90-day period may be extended an additional 90 days by the Committee, in its sole discretion, by providing written notice of such extension to the claimant prior to the expiration of the original 90-day period. In the event the claim is denied, the specific reasons for such denial shall be set forth in writing, pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant may perfect the claim or submit such claim for review will be provided.

     13. Claims Review Procedure. Any Participant, former Participant or Beneficiary of either, who has been denied a benefit claim under Section 12 hereof shall be entitled, upon written request, to a review of his or her denied claim. Such request, together with a written statement of the claimant's position, shall be filed no later than 60 days after receipt of the written notification provided for in Section 12, and shall be filed with the Company's Manager of Executive Compensation, who shall promptly inform the Committee and forward all such material to the Committee for its review. The Committee may meet in person or by telephone to review any such denied claim. The Committee shall make its decision, in writing, within 60 days after receipt of the claimant's request for review. The Committee's written decision shall state the facts and plan provisions upon which its decision is based. The Committee's decision shall be final and binding on all parties. This 60-day period may be extended an additional 60 days by the Committee, in its discretion, by providing written notice of such extension to the claimant prior to the expiration of the original 60-day period.

     14. Effective Date. The Plan shall become effective on January 1, 1995, provided it is approved by the Company's shareholders at the 1995 annual meeting of shareholders.